Exhibit 99.1

For Immediate Release

For additional information

contact: William G. Cornely

or Terry E. George

at (614) 356-5000

Dominion Homes Reports Financial Results for the Second Quarter of 2006

DUBLIN, Ohio – August 3, 2006 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three months ended June 30, 2006. Highlights for the second quarter of 2006 compared to the second quarter of 2005 included:

•	A net loss of $5.9 million, or $0.73 per diluted share, versus net income of $2.5 million, or $0.31 per diluted share;

•	Revenues of $75.8 million, from the delivery of 398 homes versus revenues of $105.2 million, from the delivery of 548 homes;

•	Sales of 356 homes, with a sales value of $66.2 million, versus sales of 655 homes, with a sales value of $123.1 million;

•	A backlog of 548 sales contracts, with an aggregate sales value of $109.5 million, versus 887 sales contracts, with a sales value of $177.1 million at June 30, 2005;

•	Selling, general and administrative expenses of $13.5 million versus $17.2 million; and

•	The current quarter results include a pretax, non-cash charge of $2.1 million primarily related to write-offs of land deposits and pre-acquisition costs and a $456,000 gain on the sale of land.

The second quarter 2006 net loss was expected based on the low number of sales contracts in backlog at the beginning of the period combined with the delivery of homes with less gross profit due to increased sales discounts and increased land and construction costs.

Douglas G. Borror, Chief Executive Officer, commented, “While we are disappointed with reporting a loss for this quarter, we also recognize that overall home sales conditions remain challenging in our markets. New building permits declined 27% in Columbus, 39% in Louisville and 20% in Lexington during the first six months of 2006. We did, however, make significant progress in reducing our land development and acquisition costs and lowering our selling, general and administrative expenses during the second quarter and will continue to manage these areas.”

The Company will host a conference call on Friday, August 4, 2006 at 10:00 a.m. Eastern Time to discuss these results and other developments in the business. The analyst conference call will be webcast simultaneously in listen-only mode via the Company’s website www.dominionhomes.com. For those who cannot listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning on August 5, 2006 and continuing for approximately 60 days. Interested parties may listen in by accessing the Company’s website, and selecting “Investors.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website.

Second Quarter of 2006

Net Loss

The Company recognized a net loss for the second quarter of 2006 of $5.9 million, or $0.73 per diluted share, compared to net income of $2.5 million, or $0.31 per diluted share for the second quarter of 2005. The loss in the second quarter of 2006 is principally a result of fewer closings and a decline in the Company’s gross profit margin.

Revenues

Revenues for the second quarter of 2006 were $75.8 million from the delivery of 398 homes, compared to $105.2 million from the delivery of 548 homes during the same period the previous year. The average delivery price of homes during the second quarter of 2006 was approximately $188,900 compared to $189,600 during the second quarter of 2005. There were no model home sale/lease backs during the second quarter of 2006. Second quarter 2005 revenues include the sale of 20 model homes, with a sales value of $3.2 million, which the Company immediately leased back for use as sales models.

Gross Profit

Gross profit for the second quarter of 2006 declined to $7.5 million compared to $22.4 million for the second quarter of 2005, principally due to the delivery of 150 fewer homes and an 11.4% decrease in gross profit margin. Included in cost of sales for the second quarter of 2006 is a $2.1 million write-off primarily related to deposits and pre-acquisition costs incurred for land the Company decided not to purchase and a $456,000 gain from the sale of land. Included in cost of sales for the second quarter of 2005 is a similar write-off of $1.4 million and an $824,000 gain from the sale of land. These transactions reduced the second quarter 2006 and 2005 gross profit margin by 2.2% and 0.5%, respectively.

Selling, General and Administrative Expense

Selling, general and administrative expense for the second quarter of 2006 decreased to $13.5 million from $17.2 million for the second quarter of 2005. Second quarter 2006 expenses include the separation costs associated with a reduction in the Company’s workforce that was implemented in May of 2006 and the benefit of lower expenses related to commissions, bonuses and other performance based compensation programs. The cost savings programs implemented during the second quarter of 2006 are expected to reduce the level of selling, general and administrative expense by an additional 10% during the third and fourth quarters of 2006. The

Company is continuing to reduce its cost structure in response to changing market conditions and projected sales levels and expects to generate further cost savings during the second half of 2006.

Sales

The Company sold 356 homes, with a sales value of $66.2 million, during the second quarter of 2006 compared to 655 homes, with a sales value of $123.1 million, sold during the same period the previous year. The average home sale price for the second quarter of 2006 was $186,000 compared to $187,900 for the second quarter of 2005. Backlog at June 30, 2006 was 548 sales contracts with an average sale price of $200,000 compared to 887 sales contracts with an average sale price of $199,700 at June 30, 2005.

Active Sales Communities

The Company had 55 active sales communities at June 30, 2006 compared to 61 at June 30, 2005. Effective June 30, 2006, the Company began reporting its number of active sales communities by geographic location rather than by series of homes. This change was implemented due to the development of a limited number of master planned communities that contain as many as five different series of homes. In most cases these master planned communities are in a single geographic location and are usually promoted using a similar, common community name. This change reduced the number of active sales communities reported at June 30, 2005 to 61 from 63.

First Six Months of 2006

Net Loss

The Company recognized a net loss for the first six months of 2006 of $9.9 million, or $1.22 per diluted share, compared to net income of $3.2 million, or $0.39 per diluted share, for the same period in 2005.

Revenues

Revenues for the first six months of 2006 were $137.6 million from the delivery of 713 homes, compared to $197.8 million from the delivery of 1,026 homes during the same period the previous year. The average delivery price of homes during the first half of 2006 was approximately $191,100 compared to $190,500 during the first half of 2005.

Gross Profit

Gross profit for the first six months of 2006 declined to $16.6 million compared to $41.1 million for the first six months of 2005, principally due to the delivery of 313 fewer homes and an 8.7% decrease in gross profit margin. Included in cost of sales for the first half of 2006 is a $2.7 million write-off primarily related to deposits and pre-acquisition costs incurred for land that the Company decided not to purchase and a $456,000 gain from the sale of land. Included in cost of sales for the first half of 2005 is a similar write-off of $2.4 million and an $824,000 gain from the sale of land. These transactions impacted the first half 2006 gross profit margin by 1.6% and the first half 2005 gross profit margin by 0.8%.

Selling, General and Administrative Expense

Selling, general and administrative expense for the first six months of 2006 decreased to $28.2 million from $33.3 million for the first six months of 2005. First half 2006 expenses include separation costs associated with of a reduction in the Company’s workforce that was implemented in May of 2006 and the benefit of lower expenses related to commissions, bonuses and other performance based compensation programs.

Sales

The Company sold 831 homes, with a sales value of $155.5 million, during the first six months of 2006 compared to 1,281 homes, with a sales value of $243.9 million, during the first six months of 2005. The average home sale price for the first half of 2006 was $187,100 compared to $190,400 for the first half of 2005.

Gain on Sale of Investment in Centennial Home Mortgage, LLC

On March 31, 2006 the Company, Dominion Homes Financial Services, Ltd, Wells Fargo Bank N.A. and its wholly owned subsidiary Wells Fargo Ventures, Inc. formed a new joint venture, Centennial Home Mortgage, LLC, which operates as a full service mortgage bank. The Company recognized a gain of approximately $1.8 million in exchange for a 50.1% interest in the joint venture sold to Wells Fargo. The Company continues to own the remaining 49.9%. The joint venture utilizes Wells Fargo’s underwriting expertise, quality control practices, software systems, operating policies and training programs. The Company is in the process of exiting the operations of Dominion Homes Financial Services, Ltd and expects to complete the processing of the current pipeline of loan activity by the end of the third quarter of 2006. In July 2006 the Company received notices from the U. S. Department of Housing and Urban Development indicating that it had completed its review of Dominion Homes Financial Services operations with no material adverse findings.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$75,835	$105,207	$137,620	$197,850
Cost of real estate sold	68,310	82,830	121,021	156,779

Gross profit	7,525	22,377	16,599	41,071
Selling, general and administrative	13,467	17,244	28,240	33,292

Income (loss) from operations	(5,942)	5,133	(11,641)	7,779
Gain on sale of investment in Centennial Home Mortgage, LLC	—	—	1,800	—
Interest expense	(2,568)	(1,873)	(4,876)	(3,564)

Income (loss) before income taxes	(8,510)	3,260	(14,717)	4,215
Provision for income taxes	(2,583)	741	(4,844)	1,054

Net income (loss)	$(5,927)	$2,519	$(9,873)	$3,161

Earnings per share (loss)
Basic	$(0.73)	$0.31	$(1.22)	$0.39

Diluted	$(0.73)	$0.31	$(1.22)	$0.39

Weighted average shares outstanding
Basic	8,114,174	8,054,648	8,104,494	8,049,844

Diluted	8,114,174	8,203,815	8,104,494	8,206,933

Consolidated Balance Sheets

(In thousands)

	June 30, 2006 (unaudited)	December 31, 2005
Assets

Cash and cash equivalents	$705	$3,554
Accounts receivable	3,234	4,889
Real estate inventories	405,652	426,275
Prepaid expenses and other	14,499	8,792
Deferred income taxes	1,044	1,485
Net property and equipment	5,556	6,562

Total assets	$430,690	$451,557

Liabilities and Shareholders’ Equity

Note payable, banks	$207,628	$205,240
Term debt	9,300	9,300
Other liabilities	27,690	41,484

Total liabilities	244,618	256,024

Shareholders’ equity	186,072	195,533

Total liabilities and shareholders’ equity	$430,690	$451,557

Lot Inventory as of June 30, 2006

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,776	976	9,936	12,688
Kentucky	285	390	955	1,630
Controlled by the Company:
Central Ohio	—	—	1,494	1,494
Kentucky	—	—	—	—
Held for sale:
Central Ohio	—	40	558	598
Kentucky	—	46	137	183

Total Land Inventory	2,061	1,452	13,080	16,593

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